UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INVENSENSE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

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PLEASE VOTE YOUR SHARES TODAY! THE SPECIAL MEETING

IS LESS THAN THREE-WEEKS AWAY.

May 1, 2017

Dear Stockholder:

To ensure that your shares are counted at the May 17th special meeting to approve the merger with TDK, we ask that you please take a moment right now and return the enclosed proxy card. This will only take a few moments, but it is important that you vote today to have you voice heard in this pressing matter related to your investment. With less than three-weeks until the special meeting, time is short, so we urge you to act promptly.

Our Board of Directors has unanimously determined that the Merger, and the transactions contemplated by the Merger Agreement, are fair to and in the best interests of InvenSense and its stockholders. Our board recommends that you vote “FOR” all proposals on the agenda.

We are enclosing a duplicate proxy card for your use and convenience. We have also made arrangements for you to be able to vote by telephone or internet, as well as, by mail. Simply follow the instructions on the enclosed proxy card. Voting will only take a few moments, but will save us the expense of contacting you again.

Holders of a majority of all outstanding shares must vote in favor to authorize the merger. If you don’t vote, your non-vote will have the same effect as a vote against the merger. Please remember - every share and every vote counts!

We urge you to help save your Company the expense of additional solicitation efforts by voting today.

If you have any questions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885.

Thank you for your continued support.

Sincerely,

Behrooz Abdi

President and Chief Executive Officer